Exhibit 23.1

Independent Auditors’ Consent

We consent to incorporation by reference in Registration Statement Nos. 333-88455, 333-88457 and 333-88473 on Form S-8 and Nos. 333-102942 and 333-108541 on Form S-3 of Community Bancorp Inc. in our report dated March 17, 2004, appearing in the Annual Report on Form 10-K of Community Bancorp Inc., for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

DATE March 25, 2004